UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2021

BIMI International Medical Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34890	02-0563302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9th Floor, Building 2, Chongqing Corporation Avenue, Yuzhong District, Chongqing, P. R. China	116000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (8604) 1182209211

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	BIMI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously reported on November 18, 2021, the Company entered into a Securities Purchase Agreement (the “SPA”) with two institutional investors (each an “Institutional Investor” and collectively the “Institutional Investors”) to sell them a series of senior convertible notes with an original issue discount of 20% and ranking senior to all outstanding and future indebtedness of the Company (the “Convertible Notes”) in a private placement (the “Private Placement”). On November 22, 2021, two Convertible Notes in an aggregate original principal amount of $7,800,000 were issued to the Institutional Investors in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act, together with the issuance of warrants (the “Warrants” and, together with the Convertible Notes, the “Securities”) to acquire common stock of the Company (the “Common Stock”), as described below. Each of the Convertible Notes has a face amount of $3,900,000 for which each Institutional Investor paid $3,250,000 in cash. Additional Convertible Notes in an aggregate original principal amount not to exceed $3,900,000 may also be issued to the Institutional Investors at a later date under certain circumstances. The Convertible Notes do not bear interest except upon the occurrence of an event of default.

The Convertible Notes mature in18 months and are payable by the Company in installments and are convertible at the election of the Institutional Investors as more fully described below.

Under the terms of the Convertible Notes:

The Convertible Notes are convertible at the option of the holders thereof, at any time after the receipt of stockholders’ approval of their issuance, into shares of Common Stock at a rate equal to the amount of principal, interest (if any) and unpaid late charges (if any), divided by a conversion price of $0.65. Commencing six (6) month after the closing date, the Convertible Notes will amortize in stock, subject to the satisfaction of certain equity conditions, or, at the Company’s option, in cash.  Amortization of the Convertible Notes in stock will be consummated at an amortization conversion price of 82% of the sum of (A) the two (2) lowest VWAPs of the Common Stock on any Trading Day during the ten (10) consecutive Trading Day period ending and including the Trading Day immediately preceding the applicable Installment Date, divided by (B) two (2), subject to a floor of $0.1557.

Under the terms of the Warrants:

The Warrants to purchase 900,000 shares of Common Stock are exercisable at the option of the holders thereof into shares of the Common Stock at an exercise price of $0.71 per share.at any time or times in whole or in part, after stockholder approval of their issuance has been obtained.

Notwithstanding the foregoing, as further described below, the holders of the Securities are prohibited from converting the Convertible Notes or exercising the Warrants, and any payments of interest and principal in shares of the Common Stock will be held in abeyance, to the extent a holder would beneficially own more than 4.99% (or 9.99%, if the holder elects the higher threshold) of the Company’s outstanding shares of Common Stock after such conversion or payment.

The placement agent for the Private Placement, FT Global Capital Inc. also received a warrant to purchase up to 8% of the aggregate number of shares of Common Stock placed in the offering, subject to adjustment based on the number of shares of Common Stock issued pursuant to the Convertible Notes placed in the offering.

A Registration Rights Agreement and other transaction agreements were also delivered to satisfy the conditions to the Closing.

The foregoing description is qualified in its entirety by reference to the full text of the SPA, the Convertible Notes, the Warrants, the Registration Rights Agreement and the other transaction agreements, which were filed as Exhibits 10.1 through 10.4 to the Registrant’s Current Report on Form 8-K dated November 18, 2021 and are incorporated in this Report by reference.

Item 3.02 Unregistered Sale of Equity Securities.

The information required to be reported under this Item is incorporated by reference to Item 2.01 of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2021	BIMI International Medical Inc.

	By:	/s/ Tiewei Song
	Name:	Tiewei Song
	Title:	Chief Executive Officer

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